Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between MEDNAX SERVICES, INC., a Florida corporation (“Employer”), MARK ORDAN (“Employee”), and solely for purposes of Sections 1.1, 2.2, 3.4, 5.13 and 8.7 hereof, MEDNAX, INC., a Florida corporation and the parent corporation of Employer (“MEDNAX”), effective as of July 12, 2020 (the “Effective Date”).

RECITALS

WHEREAS, Employer is presently engaged in “Employer’s Business” as defined on Exhibit A hereto;

WHEREAS,    Employer desires to employ Employee; and

WHEREAS, in order to induce Employer to enter into this Agreement on the terms and conditions set forth herein, and disclose its trade secrets and confidential information in connection with Employee’s employment by Employer and award from time to time equity based compensation, Employee hereby agrees to be bound by the terms of this Agreement, including the arbitration, non-competition and related restrictive covenants set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.    Employment.

1.1.    Employment and Term. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer on the terms and conditions set forth herein for an “Initial Term” commencing on the Effective Date and continuing for a period of five (5) years, unless sooner terminated as hereinafter set forth; provided, however, that the Initial Term shall automatically renew for two successive one (1) year periods thereafter (each a “Renewal Period,” and any and all Renewal Periods (if any) together with the Initial Term, the “Employment Period”), unless at least ninety (90) days prior to the end of the Initial Term or the first Renewal Period, one party notifies the other in writing that he/it is exercising the option not to renew the Employment Period. Employee’s employment shall terminate on the last day of the Employment Period following any such notice of non-renewal or the end of the second Renewal Period, in the absence of a mutually agreed successor employment agreement. While serving in the position of Chief Executive Officer, MEDNAX shall appoint Employee to the Board (as defined below) as of the Effective Date and MEDNAX shall re-nominate Employee for election to the Board upon the end of each term of Employee’s service as a member of the Board during the Employment Period. Employee shall not receive additional compensation for his service as a Board member. As a Board member, Employee shall be held to, and must abide by, the highest fiduciary duties permitted under applicable state law. Upon the termination of this Agreement or his removal from the position of Chief Executive Officer for any reason, Employee shall be removed from the Board automatically and without any vote required by the shareholders of MEDNAX or other Board members.

1.2.    Duties of Employee. As of the Effective Date and thereafter during the remaining Employment Period, Employee shall serve as Chief Executive Officer of Employer and MEDNAX, and perform such duties as are customary to the position Employee holds or as may be reasonably assigned to Employee by the Board of Directors of MEDNAX (“Employee’s Supervisor” or the “Board”), including, but not limited to, also serving as an officer and/or director, or equivalent, of subsidiaries and/or affiliates of MEDNAX; provided, that such duties as assigned shall be customary to Employee’s role as chief executive officer of Employer and MEDNAX. Employee shall report solely and directly to the Board. Employee’s employment shall be full-time and, as such, Employee agrees to devote substantially all of Employee’s attention and professional time to the business and affairs of Employer and MEDNAX. Employee will devote his reasonable best efforts to the promotion of the goodwill of Employer, MEDNAX and their affiliates, taken as a whole. During the Employment Period, Employer shall promote the proficiency of Employee by, among other things, providing Employee with Confidential Information, specialized professional development programs, and information regarding the organization, administration and operation of Employer. During the Employment Period, Employee agrees that Employee will not, without the prior written consent of Employer (which consent shall not be unreasonably withheld), serve as a director on a corporate board of directors or in any other similar capacity for any institution other than Employer and MEDNAX, and their respective subsidiaries and affiliates in accordance with this Section 1.2. Employer agrees that Employee’s serving on the board of directors of the entities disclosed to Employer on or prior to the Effective Date has been consented to by Employer and such service shall not constitute Employee’s breach of this Agreement. During the Employment Period, it shall not be a violation of this Agreement to (i) serve on civic or charitable boards or committees, (ii) manage personal investments, or (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities do not violate any code of conduct or personnel policies and procedures of Employer or MEDNAX and do not interfere with the performance of Employee’s responsibilities as an employee of Employer in accordance with this Agreement, including the restrictions of Section 8 hereof.

1.3.    Place of Performance. Employee shall be permitted to work remotely, except for required travel relating to Employer’s Business.

2.    Compensation and Performance Bonus.

2.1.    Base Salary. Employee shall be paid an annual base salary as determined by the Compensation Committee (“Compensation Committee”) of the Board from time to time (the “Base Salary”), payable in installments consistent with Employer’s customary payroll schedule and subject to applicable withholding for taxes and other Employee directed withholdings. Employee’s initial Base Salary will be set forth on Exhibit B hereto. The Compensation Committee shall review the amount of Employee’s Base Salary, for increase but not decrease, on an annual basis no later than ninety (90) days after the beginning of Employer’s fiscal year. Any change to Employee’s Base Salary that is approved by the Compensation Committee shall become Employee’s new Base Salary for purposes of this Agreement.

2.2.    Initial Equity Award. On the Effective Date, MEDNAX shall grant to Employee, pursuant to the terms of the MEDNAX, Inc. Amended and Restated 2008 Incentive Compensation Plan, as amended (the “Plan”) and applicable award agreements, the following equity grants:

(i)    Stock Grant. A grant of 113,314 shares of Restricted Stock (as defined in the Plan), pursuant to the terms of the Plan and an award agreement in the form attached hereto as Exhibit C, which the Employee must continue to directly own until the fifth (5th) anniversary of the grant date, unless otherwise set forth in the award agreement.

(ii)    Performance-Based Stock Option Grant. A grant of stock options under the Plan exercisable for up to 550,331 shares of common stock of MEDNAX (the “2020 Option”), subject to the terms of the Plan and an award agreement in the form attached hereto as Exhibit D. The 2020 Option shall be a nonqualified stock option and will have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of one share of common stock of MEDNAX on the date of grant.

2.3.    2020 Corporate Strategy. Employer shall pay Employee $250,000 upon delivery of a strategic plan for MEDNAX to the Strategy Committee of the Board no later than October 1, 2020. Such amount shall be subject to applicable taxes and withholdings and shall be paid to the Employee within 90 days of delivering a satisfactory plan as determined reasonably and in good faith by the Strategy Committee, but in no event later than December 31, 2020.

2.4    Performance Bonus. Employee shall be eligible for an annual bonus in accordance with the incentive programs approved from time to time by the Compensation Committee, which programs shall contemplate a target bonus payment of at least the amount set forth on Exhibit B (the “Performance Bonus”) based upon the fulfillment of reasonable performance objectives set by the Compensation Committee in consultation with Employee. Except in the situations described in Sections 5.4 and 5.6, the Performance Bonus shall only be payable to Employee if Employee is employed with Employer as of the date that the Performance Bonus is paid by Employer. Each Performance Bonus (except the Performance Bonus for the fiscal year commencing January 1, 2020 (the “2020 Performance Bonus”)) shall be paid in the calendar year immediately following the calendar year in which it is earned, as soon as practicable after the audited financial statements for Employer for the year for which the bonus is earned have been released, but in no event later than March 15th following the year for which the Performance Bonus is earned. The 2020 Performance Bonus shall be prorated (on a daily basis relative to 366) based on the Effective Date and payable at 150% of Employee’s Base Salary (as so prorated) and shall be paid in a lump amount on December 31, 2020.

3.    Benefits.

3.1.    Expense Reimbursement. Employer shall promptly reimburse Employee for all out-of-pocket expenses reasonably incurred by Employee during the Employment Period on behalf of or in connection with Employer’s Business pursuant to the reimbursement standards and guidelines of Employer in effect from time to time and no less favorable than provided for other senior executive officers of Employer, including reimbursement for appropriate professional organizations. Employee shall account for such expenses and submit reasonable supporting documentation to Employer in accordance with Employer’s policies in effect from time to time.

Employee shall be permitted to travel first-class and to use Employer’s private aircraft for business travel during the lease period of such aircraft, provided that Employer shall not be obligated to maintain any such leased aircraft during the Employment Period.

3.2    Employee Benefits. During the Employment Period, Employee shall be entitled to participate in such health, welfare, disability, retirement savings, perquisites and other fringe benefit plans and programs (subject to the terms and conditions of such plans and programs) as may be provided from time to time to senior executive officers of Employer and to the extent that such plans and programs are applicable to other senior executive officers of Employer. Notwithstanding the foregoing, Employee may choose to waive participation in Employer’s health and welfare plans pursuant to the standard waiver provisions thereof and remain on Employee’s existing health and welfare plans, in which case Employee shall be reimbursed a monthly amount equal to the cost of such Employee health and welfare plans, up to the amount of Employer’s monthly COBRA (as defined below) rate, subject to applicable taxes and withholdings.

3.3.    Leave Time. During the Employment Period, Employee shall be entitled to paid vacation and leave days each calendar year in accordance with the leave policies established by Employer from time to time, but in no event less than 38 days per year. Any leave time not used during each fiscal year of Employer may be carried over into the next year to the extent permitted by Employer policy.

3.4    Equity Plans. During the Employment Period, it shall be recommended to the Compensation Committee that Employee shall receive equity compensation grants following the Effective Date, of stock options and restricted stock and other time-based or performance-based stock units, options, or other awards (each an “Equity Award”) pursuant to the Plan, or any other similar plan adopted by MEDNAX(each an “Equity Plan”), with a guideline grant value that will be at least the amount set forth on Exhibit B, with the actual grant value and forms of grant determined by the Compensation Committee in the same manner as for other executive officers of Employer. Every Equity Award made to Employee shall be subject to the terms and conditions of this Agreement and the terms of the applicable Equity Plan and shall be made subject to an award agreement that is consistent with the foregoing. Employee shall also be eligible to participate in MEDNAX’s non-qualified employee stock purchase plan and any successor plan. Employee acknowledges Employee’s participation in the Equity Plan pursuant to this Section 3 is sufficient consideration for Employee to enter into this Agreement, including the restrictive covenants set forth in Section 8 below.

4.    Termination.

4.1.    Termination for Cause. Employer may terminate Employee’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean the occurrence of any of:

(i) Employee’s engagement in (A) willful misconduct resulting in material harm to MEDNAX or Employer, or (B) gross negligence resulting in material harm to MEDNAX or Employer;

(ii) Employee’s conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of Employer’s assets;

(iii) Employee’s willful and continual refusal after written notice from the Board to (A) perform substantially his employment duties consistent with his position and authority, or (B) follow, consistent with Employee’s position, duties, and authorities, the reasonable written and lawful mandates of the Board;

(iv) Employee’s failure or refusal to comply in a material respect with a reasonable policy, standard or regulation of Employer in a manner that could reasonably be expected to cause harm to Employer, MEDNAX, or their affiliates taken as a whole, including but not limited to Employer’s sexual harassment, other unlawful harassment, workplace discrimination or substance abuse policies; or

(v) Employee’s breach of Section 8.4 of this Agreement resulting in material harm to MEDNAX or Employer.

No act or omission shall be deemed willful or grossly negligent for purposes of this definition if taken or omitted to be taken by Employee in a good faith belief that such act or omission to act was in the best interests of Employer or MEDNAX or if done at the express direction of the Board or upon the advice of counsel to Employer. Employee shall be provided written notice of any action or inaction alleged to constitute Cause and not less than thirty (30) days to cure, to the extent curable. The termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.1 shall be the date specified by Employer in a written notice to Employee of finding of Cause, which may not be retroactive. Upon termination of Employee’s employment under this Agreement pursuant to Section 4.1, Employee shall be entitled to compensation in accordance with and subject to, the provisions of Section 5.1 hereof.

4.2.    Disability. Employer may terminate Employee’s employment under this Agreement upon the Disability (as defined below) of Employee. Subject to the requirements of applicable law, Employee shall be deemed to have a “Disability” for purposes of this Agreement in the event of both: (i) Employee’s inability to perform Employee’s duties hereunder, with or without a reasonable accommodation, as a result of physical or mental illness or injury, and (ii) a determination by an independent qualified physician selected by Employer and acceptable to Employee (which acceptance shall not be unreasonably withheld) that Employee is currently unable to perform such duties and in all reasonable likelihood such inability will continue for a period in excess of an additional one hundred and eighty (180)or more days. The termination date for a termination of this Agreement pursuant to this Section 4.2 shall be the date specified by Employer in a notice to Employee, which date shall not be retroactive. Upon any termination of this Agreement pursuant to this Section 4.2, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.2 hereof.

4.3.    Death. Employee’s employment under this Agreement shall terminate automatically upon the death of Employee, without any requirement of notice by Employer to Employee’s estate. The date of Employee’s death shall be the termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.3. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.3, Employee shall be entitled to the compensation specified in Section 5.3 hereof.

4.4.    Termination by Employer Without Cause. Employer may terminate Employee’s employment without Cause by giving Employee written notice of such termination. The termination date shall be the date specified by Employer in such notice, which shall be between thirty (30) and ninety (90) days from the date of such notice. The non-renewal of this Agreement pursuant to Section 1.1 as of the end of the Initial Term or the end of the first Renewal Period shall be considered a termination of Employee’s employment by Employer without Cause. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.4, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.4 hereof.

4.5.    Termination by Employee. Employee may terminate Employee’s employment under this Agreement for any reason whatsoever upon not less than sixty (60) days prior written notice to Employer. Upon receipt of such notice from Employee, Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such sixty (60) day period. The termination date under this Section 4.5 shall be the date specified by Employer, but in no event more than ninety (90) days after Employer’s receipt of notice from Employee as contemplated by this Section. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.5, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.5 hereof.

4.6.    Termination by Employee with Good Reason. Employee may terminate Employee’s employment hereunder with Good Reason. For purposes of this Section, “Good Reason” shall mean, without the Employee’s express written consent:

(a)     a decrease in Employee’s Base Salary;

(b)     a decrease in Employee’s Performance Bonus opportunity as set forth on Exhibit B or a failure of the Compensation Committee to approve an equity grant within the guidelines set forth on Exhibit B;

(c)    Employee is assigned any position, duties, responsibilities or compensation that is inconsistent with the position, duties, or responsibilities of Employee contemplated herein as of the Effective Date or compensation of Employee as of the Effective Date, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of written notice;

(d)    Employee experiences a material diminution in his authorities, duties or responsibilities, excluding for this purpose any isolated and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of written notice, provided that, if following a Change in Control, neither the common stock of MEDNAX nor the common equity of its successor, parent or subsidiary is listed for trading on a national securities exchange or if Employee is not chief executive officer of a publicly-traded entity, Employee shall have Good Reason to terminate employment;

(e)    Employee is required to report to any person other than the Board, is not nominated to the Board, or is removed from the Board;

(f)    the requirement by Employer that Employee be based in any office or location outside of the metropolitan area where Employee resides as of the Effective Date, except for travel reasonably required in the performance of Employee’s duties; or

(g)    any other action or inaction that constitutes a material breach of this Agreement or any material compensation agreement by Employer or MEDNAX (including a violation of Section 6.1);

If Employee desires to terminate Employee’s employment under this Agreement pursuant to this Section, Employee must, within one hundred eighty (180) days after Employee’s knowledge of the occurrence of events giving rise to the Good Reason, provide Employer with a written notice describing the Good Reason in reasonable detail. If Employer fails to cure the matter cited within thirty (30) days after the date of Employee’s notice, then Employee shall have sixty (60) days following the end of such cure period to terminate employment with Good Reason. If Employee terminates Employee’s employment under this Agreement pursuant to this Section 4.6, then Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.6 hereof.

4.7.    Termination of Employee in Connection With Change in Control of Employer. In the event that Employer terminates Employee’s employment without Cause in accordance with Section 4.4, or Employee terminates Employee’s employment with Good Reason in accordance with Section 4.6, and in either case the termination occurs within six (6) months prior to or within 12 months following the effective date of a Change in Control, then in lieu of the compensation and/or benefits that Employee would otherwise be entitled to under Section 5.4 or Section 5.6, Employee shall be entitled to the compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.14. For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than fifty (50%) percent of MEDNAX’s common stock in a single transaction or a series of transactions (hereinafter referred to as a “50% Change in Control”), (ii) a merger or other form of corporate reorganization of MEDNAX resulting in an actual or de facto 50% Change in Control, or (iii) the failure of Applicable Directors (defined below) to constitute a majority of the Board during any two (2) consecutive year period after the date of this Agreement (the “Two-Year Period”). “Applicable Directors” shall mean those individuals who are members of the Board at the inception of a Two-Year Period and any new director whose election to the Board or nomination for election to the Board was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence.

5.    Compensation and Benefits Upon Termination.

5.1.    Cause. If Employee’s employment is terminated for Cause, Employer shall pay Employee’s Base Salary through the termination date specified in Section 4.1 at the rate in effect at the termination date.

5.2.    Disability. In the event of Employee’s Disability, Employee shall continue to receive Employee’s Base Salary for the first ninety (90) days of Disability plus any amounts as may be due under Sections 5.7, 5.10 and 5.13. Employee shall also receive any earned and unpaid Performance Bonus with respect to the year prior to the year of termination, which shall be paid in accordance with Section 2.4 without regard to its continued employment requirement. Amounts payable under this Section 5.2 are not intended to be in lieu of benefits under any long-term disability plan Employer may maintain from time to time, but any benefits and payments under any such plan shall offset the payments to be made in the first sentence of this Section, and Employee’s entitlement to benefits under such plan, if any, shall be determined solely by the plan’s terms.

5.3.    Death. Upon Employee’s death during the Employment Period, Employer shall pay to the person or entity designated by Employee in a notice filed with Employer or, if no person is designated, to Employee’s estate any unpaid amounts of Base Salary to the date of Employee’s death, plus any amounts as may be due under Sections 5.7, 5.10, and 5.13 below. Employee’s estate (or the person or entity designated by Employee in a notice filed with Employer) shall also receive any earned and unpaid Performance Bonus with respect to the year prior to the year of termination, which shall be paid in accordance with Section 2.4 without regard to its continued employment requirement. Any payments that Employee’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension plan, employee welfare benefit plan, life insurance policy, or similar plan or policy then maintained by Employer shall be determined and paid in accordance with the written instruments governing the respective plans and policies. In the event of Employee’s death during the Employment Period, Employer shall notify Employee’s designee or estate of the Equity Awards held by Employee and the procedures pursuant to which all vested stock options may be exercised and other Equity Awards may be realized under the terms applicable to such awards.

5.4.    Termination by Employer Without Cause. If Employer terminates Employee’s employment in accordance with Section 4.4, then (i) Employer shall pay Employee’s Base Salary through the termination date specified in Section 4.4 at the rate in effect at such termination date, plus any amount due under Section 5.7 hereof; (ii) Employer shall pay Employee a bonus calculated and paid in accordance with Section 5.10 hereof; (iii) Employee shall also receive any earned and unpaid Performance Bonus with respect to the year prior to the year of termination, which shall be paid in accordance with Section 2.4 without regard to its continued employment requirement; (iv) within sixty (60) days of the termination date and on the first (1st) anniversary of the termination date, Employer shall pay Employee on each such date a lump sum payment equal to Employee’s annual Base Salary; (v) within sixty (60) days of the termination date and on the first (1st) anniversary of the termination date, Employer shall pay Employee on each such date an amount equal to the greater of (A) Employee’s Average Annual Performance Bonus (as defined below) or (B) Employee’s target Performance Bonus amount set forth on Exhibit B; and (v) if applicable, Employee shall vest into the Equity Awards granted to Employee that are outstanding (the “Accelerated Awards”) as set forth in Section 5.13 hereof. For purposes of this Agreement, “Average Annual Performance Bonus” shall be equal to the average of the percentage of the Performance Bonus target achieved by (or provided to) Employee for the three (3) calendar years (including the partial 2020 year) prior to the termination date (or such lesser period as Employee may have been employed by Employer), and calculated based on Employee’s Base Salary and target Performance Bonus in Employee’s current position. For illustration purposes, if Employee earned 40%, 100% and 70% of Employee’s target Performance Bonus in each of the three full calendar years prior to termination, and Employee’s current target Performance Bonus was 100% of Base Salary, and Base Salary was $1,000,000.00, then Employee’s Average Annual Performance Bonus would equal $700,000.00. ((40%+ 100% + 70%) / 3 x 100% x $1,000,000.00 = $700,000.00).

5.5.    Termination by Employee. If Employee’s employment under this Agreement terminates pursuant to Section 4.5 hereof, Employer shall pay to Employee any unpaid amounts of Base Salary to the termination date specified in Section 4.5, plus any amounts as may be due under Section 5.7 below. In the event that the termination date specified by Employer is less than ninety (90) days after the date of Employer’s receipt of notice as contemplated by Section 4.5, then Employer shall continue Employee’s Base Salary for a period of days equal to ninety (90) minus the number of days from Employee’s notice to the termination date.

5.6.    Termination with Good Reason. If Employee’s employment under this Agreement is terminated pursuant to Section 4.6, then Employer shall pay or provide the same benefits as described in Section 5.4 (and any reductions in Base Salary or target Performance Bonus opportunity resulting in Good Reason shall be disregarded).

5.7.    Expense Reimbursement; Vacation, Benefits Plans. Upon any termination of employment, Employee shall be entitled to reimbursement for reasonable business expenses incurred prior to the termination date, subject, however to the provisions of Section 3.1. Such reimbursement shall be made at the times and in accordance with Employer’s normal procedures for reimbursements. In addition, Employee shall be paid for accrued vacation pursuant to Employer’s then-current policy and shall be provided his vested and accrued employee benefits pursuant to the terms of the applicable benefits plans of Employer.

5.8.    Continuation of Benefit Plans. Employee shall be entitled to continuation of health, medical, hospitalization and other similar health insurance programs on the same basis as regular, full-time employees of Employer and their eligible dependents (or the reimbursement amounts provided in Section 3.2) during the period with respect to which Employee is receiving Base Salary payments under Section 5 of this Agreement (e.g., twenty-four (24) months of Base Salary severance corresponds to twenty-four (24) months of continued benefits) and, in all cases, as provided by any applicable law. Following such period of continued benefit plan coverage, Employee and each of his eligible dependents shall be entitled to elect for continuation of coverage provided pursuant to Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, 29 USC §1101 (“COBRA”). If the Employee’s employment under this Agreement terminates pursuant to Sections 4.2, 4.3, 4.4, 4.6, or 4.7, Employee may continue on Employer’s group medical plan until he is eligible for Medicare benefits provided that he timely elects COBRA coverage, such continuation is permitted under the terms of the applicable group health and, except as provided in this Section 5.8, Employee pays the full cost (at applicable COBRA rates) of such benefits continuation.

5.9    Period for Exercising Stock Options After Termination. With respect to stock options granted to the Employee during the Employment Period:

(i)    after termination of Employee’s employment under this Agreement for any reason other than pursuant to Section 4.1, with respect to any stock option that includes a share price condition (a “Share Price Option”) vested as of Employee ’s termination date, Employee shall be allowed a period of twelve (12) months after termination under this Agreement to exercise any such option (subject to earlier termination as set forth below); and

(ii)    after termination of Employee’ s employment under this Agreement pursuant to Section 4.2, 4.3, 4.4, or 4.6, with respect to any Share Price Option that is unvested as of Employee’ s termination date, such option shall remain outstanding for twelve (12) months to determine if the applicable performance vesting condition(s) have been met (subject to earlier termination as set forth below) and shall become exercisable only if the applicable price condition(s) during such continuation period are met.

Notwithstanding the foregoing paragraphs (i) and (ii), in no event shall the period during which Employee may exercise any stock option be extended pursuant to this Section 5.9 to a date that is later than the earlier of (i) the latest date upon which the stock right could have expired by its original terms under any circumstances or (ii) the tenth (10th) anniversary of the original date of grant of the stock right. In all other respects, the terms of the applicable Equity Plan and award agreement shall control with respect to the period for exercising stock options after termination of employment.

5.10.    Performance Bonus. In the situations described in Sections 5.2, 5.3, 5.4 and 5.6, the Employer shall pay Employee, solely in consideration of services rendered by Employee prior to termination, a bonus with respect to Employer’s fiscal year in which the termination date occurs, equal to Employee’s Performance Bonus amount set forth on Exhibit B determined based on actual performance, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by three hundred sixty five (365), which shall be paid in the calendar year immediately following the calendar year in which it is earned, as soon as practicable after the audited financial statements for Employer for the year for which the bonus is earned have been released, but in no event later than March 15th following the year for which the Performance Bonus is earned.

5.11.    Section 409A Compliance.

(a)    General. It is the intention of both Employer and Employee that the benefits and rights to which Employee could be entitled in connection with termination of employment comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or Employer believes, at any time, that any such benefit or right does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A of the Code (with the most limited possible economic effect on Employee and on Employer).

(b)    Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made unless and until Employee incurs a “separation from service”, within the meaning of Section 409A.

(c)    6 Month Delay for Specified Employees.

(i)    If Employee is a “specified employee”, then no payment or benefit that is payable on account of Employee’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Employee’s “separation from service” (or, if earlier, the date of Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii)    For purposes of this provision, Employee shall be considered to be a “specified employee” if, at the time of his separation from service, Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of Employer (or any person or entity with whom Employer would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d)    No Acceleration of Payments. Neither Employer nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)    Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)    Reimbursements and In-Kind Benefits.

(i)    Any reimbursements by Employer to Employee of any eligible expenses pursuant to Section 3.1 or 5.7 of this Agreement, that are not excludible from Employee’s income for Federal income tax purposes (“Taxable Reimbursements”) shall be made on or before the last day of the taxable year of Employee following the year in which the expense was incurred.

(ii)    The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Employee under this Agreement, during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee.

(iii)    The right to Taxable Reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

5.12.    Release. Employer shall provide Employee with a general release in the form attached as Exhibit E (subject to such modifications as Employer may reasonably request to comply with applicable law) within seven (7) days after Employee’s termination date. Payments or benefits to which Employee may be entitled pursuant to this Section 5 (other than any accrued but unpaid Base Salary, reimbursement of business expenses, accrued vacation pursuant to Employer’s then-current policy and employee benefits as of the end of the Employment Period) (the “Severance Amounts”) shall be conditioned upon Employee executing the general release within twenty one (21) days after receiving it from Employer and the general release becoming irrevocable upon the expiration of seven (7) days following Employee’s execution of it. Payment of the Severance Amounts shall be suspended during the period (the “Suspension Period”) that begins on Employee’s termination date and ends on the date (“Suspension Termination Date”) that is thirty-five (35) days after Employee’s termination date; provided, however, that this suspension shall not apply to, and Employer shall be required to provide, any continued health insurance coverage that would be required under Section 5.8 hereof during the Suspension Period. If Employee executes the general release and the general release becomes irrevocable by no later than the Suspension Termination Date, then payment of any Severance Amounts that were suspended pursuant to this provision shall be made in the first payroll period that follows the Suspension Termination Date, and any Severance Amounts that are payable after the Suspension Termination Date shall be paid at the times provided in Section 5.

5.13.    Vesting of Incentive Awards (Accelerated Awards). Notwithstanding any contrary provision in this Agreement or any Equity Plan then maintained by MEDNAX, and in addition to any other payments or benefits provided in this Agreement, in the event Employee’s employment terminates pursuant to Section 4.2, 4.3, 4.4, or 4.6, all time-based Equity Awards (which for the avoidance of doubt does not include the 2020 Option) granted to Employee by MEDNAX prior to termination of Employee’s employment shall immediately become fully vested, non-forfeitable, and, if applicable, exercisable, and all performance-based shares awards (which for the avoidance of doubt does not include the 2020 Option) shall remain outstanding and shall vest based upon actual performance determined at the end of the applicable performance period. In the event Employee’s employment is terminated pursuant to Section 4.7, all time-based Equity Awards (which for the avoidance of doubt does not include the 2020 Option) granted to Employee by MEDNAX prior to termination of Employee’s employment shall immediately become fully vested, non-forfeitable, and, if applicable, exercisable and, with respect to performance-based share awards (which for the avoidance of doubt does not include the 2020 Option), if the applicable performance condition has been met at the time of the Change in Control, any such Equity Award that is assumed or converted shall immediately become fully vested, non-forfeitable and, if applicable, exercisable upon termination of employment except if Employee is terminated for Cause.

5.14.    Termination of Employee in Connection With Change in Control of Employer. If Employee’s employment under this Agreement is terminated in accordance with Section 4.7, then Employer shall pay Employee’s monthly Base Salary through the termination date specified pursuant to Section 4.7 at the rate in effect at such termination date, plus any amounts as may be due under Section 5.7 hereof. In addition, Employee will receive the following severance payments from the Employer if he is terminated within six (6) months prior to a Change in Control or within twelve (12) months after a Change in Control that is not a “change in control” for purposes of Section 409A of the Code: (i) within sixty (60) days of the termination date and on the first (1st) anniversary of the termination date, on each such date a lump sum payment equal to eighteen (18) months of Employee’s Base Salary; (ii) a bonus calculated and paid in accordance with Section 5.10 hereof; (iii) any earned and unpaid Performance Bonus with respect to the year prior to the year of termination, which shall be paid in accordance with Section 2.4; (iv) within sixty (60) days of the termination date and on the first (1st) anniversary of the termination date, Employer shall pay Employee on each such date an amount equal to the greater of (A) one and one half (1.5) times Employee’s Average Annual Performance Bonus (as defined below) or (B) one and one half (1.5) times Employee’s target Performance Bonus amount set forth on Exhibit B; and (v) if applicable, Employee shall vest into the Accelerated Awards as set forth in Section 5.13 hereof. If Employee is terminated on or after a Change in Control that is a “change in control” for purposes of Section 409A of the Code, Employee will receive the following severance payments: (A) (i) a lump sum payment within sixty (60) days of termination equal to thirty-six (36) months of Employee’s Base Salary; (ii) a bonus calculated and paid in accordance with Section 5.10 hereof; (iii) any earned and unpaid Performance Bonus with respect to the year prior to the year of termination, which shall be paid in accordance with Section 2.4; (iv) a lump sum payment within sixty (60) days of termination of an amount equal to the greater of (1) three (3) times Employee’s Average Annual Performance Bonus or (2) three (3) times Employee’s target Performance Bonus amount set forth on Exhibit B, and (v) if applicable, Employee shall vest into the Accelerated Awards as set forth in Section 5.13 hereof. For the avoidance of doubt, and any reductions in Base Salary or target Performance Bonus opportunity resulting in Good Reason shall be disregarded in calculating severance under this Section 5.14.

5.15    Termination of Employment Period. For the avoidance of doubt, termination of Employee’s employment at the end of the second Renewal Period shall not entitle Employee to payment of severance under this Section 5.

6.    Successors; Binding Agreement.

6.1.    Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of Employer’s voting common stock or any other successor to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place and Employee hereby consents to any such assignment. In such event, “Employer” shall mean Employer as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Section shall not limit Employee’s ability to terminate this Agreement in the circumstances described in Section 4.6.

6.2.    Benefit. This Agreement and all rights of Employee under this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die after the termination date and amounts would have been payable to Employee under this Agreement if Employee had continued to live, including under Section 5 hereof, then such amounts shall be paid to Employee’s devisee, legatee, or other designee or, if there is no such designee, Employee’s estate.

7.    Conflicts. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior offer letters or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof. Any conflict between this Agreement and any plan document or award agreement or policy shall be resolved in favor of this Agreement.

8.    Restrictive Covenants; Confidential Information; Work Product; Injunctive Relief.

8.1.    No Material Competition. Employer and Employee acknowledge and agree that a strong relationship and connection exists between Employer and its current and prospective patients, referral sources, and customers as well as the hospitals and healthcare facilities at which it provides professional services. Employer and Employee further acknowledge and agree that the restrictive covenants described in this Section are designed to enforce, and are ancillary to or part of, the promises contained in this Agreement and are reasonably necessary to protect the legitimate interests of Employer in the following: (1) the use and disclosure of the Confidential Information as described in Section 8.4; (2) the professional development activities described in Section 1.2; and (3) the goodwill of Employer, as promoted by Employee as provided in Section 1.2. The foregoing listing is by way of example only and shall not be construed to be an exclusive or exhaustive list of such interests. Employee acknowledges that the restrictive covenants set forth below are of significant value to Employer and were a material inducement to Employer in agreeing to the terms of this Agreement. Employee further acknowledges that the goodwill and other proprietary interest of Employer will suffer irreparable and continuing damage in the event Employee enters into competition with Employer in violation of this Section.

Therefore, Employee agrees that, except with respect to services performed under this Agreement on behalf of Employer, Employee shall not, at any time during the Restricted Period (as defined below), for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, intentionally, knowingly, or willingly participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, or lender, , if such entity is engaged in, directly or indirectly, “Employer’s Business”, as defined on Exhibit A hereto. Employee acknowledges that, as of the date hereof, Employee’s responsibilities will include matters affecting the businesses of Employer listed on Exhibit A. Notwithstanding the foregoing and except as otherwise set forth on Exhibit A, Employee shall not violate this Section 8.1 by providing services to an entity which has a unit, division, subsidiary, or affiliate engaged in the Employer’s Business so long as Employee does not directly or indirectly provide services to such unit, division, subsidiary, or affiliate. For purposes of this Section 8, the “Restricted Period” shall mean the Employment Period plus (i) eighteen (18) months in the event this Agreement is terminated pursuant to Section 4.1, and (ii) twenty-four (24) months in the event the Agreement is terminated for any other reason.

8.2.    No Hire. Employee further agrees that Employee shall not, at any time during the Employment Period (other than on behalf of Employer or its affiliates) and for a period of eighteen (18) months immediately following termination of this Agreement for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, intentionally, knowingly, or willingly employ, or intentionally, knowingly, or willingly permit any company or business directly or indirectly controlled by Employee to (a) employ or otherwise hire (i) any person who is a then current employee or exclusive independent contractor of Employer or one of its affiliates , or (ii) any person who was an employee or exclusive independent contractor of Employer or one of its affiliates in the prior six (6) month period, or (b) take any action that would reasonably be expected to induce an employee or independent contractor of Employer or one of its affiliates to leave his employment or engagement with Employer or one of its affiliates (including without limitation for or on behalf of a subsequent employer of Employee). Employee shall not violate this Section 8.2 by (x) soliciting employees or consultants through a general advertisement not directed specifically at employees or exclusive independent contractors of Employer or one of its affiliates or (y) providing a personal reference.

8.3     Non-Solicitation. Employee further agrees that Employee shall not, at any time during the Employment Period (other than on behalf of Employer or its affiliates) and for a period of eighteen (18) months immediately following termination of this Agreement for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, intentionally, knowingly, or willingly solicit or accept business from (but solely in connection with Employer’s Business) or take any action that would reasonably be expected to materially interfere with, diminish or impair the valuable relationships that Employer or its affiliates have with (i) hospitals or other health care facilities with which Employer or its affiliates have contracts to render professional services or otherwise have established relationships, (ii) patients, (iii) referral sources, (iv) vendors, (v) any other clients of Employer or its affiliates , or (vi) prospective hospitals, patients, referral sources, vendors or clients whose business Employee was aware that Employer or any affiliate of Employer was in the process of soliciting at the time of Employee’s termination (including potential acquisition targets).

8.4.    Confidential Information. At all times during the term of this Agreement, Employer shall provide Employee with access to “Confidential Information.” As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by

Employee, applicable to or in any way related to: (i) patients with whom Employer has a physician/patient relationship; (ii) the present or future business of Employer; or (iii) the research and development of Employer. Without limiting the generality of the foregoing, Confidential Information includes: (a) the development and operation of Employer’s medical practices, including information relating to budgeting, staffing needs, marketing, research, hospital relationships, equipment capabilities, and other information concerning such facilities and operations and specifically including the procedures and business plans developed by Employer for use at the hospitals where Employer conducts its business; (b) contractual arrangements between Employer and insurers or managed care associations or other payors; (c) the databases of Employer; (d) the clinical and research protocols of Employer, including coding guidelines; (e) the referral sources of Employer; (f) other confidential information of Employer that is not generally known to the public that gives Employer the opportunity to obtain an advantage over competitors who do not know or use it, including the names, addresses, telephone numbers or special needs of any of its patients, its patient lists, its marketing methods and related data, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, accounting ledgers and financial statements, contracts and licenses, business systems, business plan and projections, and computer programs. The parties agree that, as between them, this Confidential Information constitutes important, material, and confidential trade secrets that affect the successful conduct of Employer’s business and its goodwill. Employer acknowledges that the Confidential Information specifically enumerated above is special and unique information and is not information that would be considered a part of the general knowledge and skill Employee has or might otherwise obtain.

Notwithstanding the foregoing, Confidential Information shall not include any information that (i) was known by Employee from a third party source before disclosure by or on behalf of Employer, (ii) becomes available to Employee from a source other than Employer that is not, to Employee’s knowledge, bound by a duty of confidentiality to Employer, (iii) becomes generally available or known in the industry other than as a result of its disclosure by Employee, or (iv) has been independently developed by Employee and may be disclosed by Employee without breach of this Agreement, provided, in each case, that Employee shall bear the burden of demonstrating that the information falls under one of the above-described exceptions.

Additionally, notwithstanding anything herein to the contrary, nothing in this Agreement or any other agreement between Employer and Employee shall prevent Employee from filing a charge, sharing information and communicating in good faith, without prior notice to Employer, with any federal government agency having jurisdiction over Employer or its operations, and cooperating in any investigation by any such federal government agency; provided, however, that to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies thereunder.

Except as provided herein, Employee agrees that Employee will not at any time, whether during or subsequent to the term of Employee’s employment with Employer, in any fashion, form or manner, unless specifically consented to in writing by Employer (or as reasonably appropriate in connection with Employee’s performance of his duties), either directly or indirectly, use or divulge, disclose, or communicate to any person, firm or corporation, in any manner whatsoever, any Confidential Information of any kind, nature, or description, subject to applicable law. The parties agree that any breach by Employee of any term of this Section 8.4 resulting in material harm to MEDNAX or Employer is a material breach of this Agreement and shall constitute “Cause” for the termination of Employee’s employment hereunder pursuant to Section 4.1 hereof. In the event that Employee is ordered to disclose any Confidential Information, whether in a legal or a regulatory proceeding or otherwise, to the extent legally permitted, Employee shall provide Employer with prompt written notice of such request or order so that Employer may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the provisions of this Agreement. In the case of any disclosure required by law, Employee shall disclose only that portion of the Confidential Information that Employee is ordered to disclose in a legally binding subpoena, demand or similar order issued pursuant to a legal or regulatory proceeding. Employee may also disclose Confidential Information as reasonably appropriate pursuant to any litigation or arbitration between Employee and Employer or any of its affiliates.

All Confidential Information, and all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, in any media (including electronic or video) containing Confidential Information or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess, or control shall be and remain Employer’s sole property (collectively “Employer Property”). Upon termination or expiration of this Agreement, or earlier upon Employer’s request, Employee shall promptly deliver to Employer all Employer Property, retaining none other than Employee’s contacts, calendar and personal correspondence and any of Employee’s compensation-related information.

8.5.    Ownership of Work Product. Employee agrees and acknowledges that (i) all copyrights, patents, trade secrets, trademarks, service marks, or other intellectual property or proprietary rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for Employer and any other work product conceived, created, designed, developed or contributed by Employee during the term of this Agreement that relates in any way to Employer’s Business (collectively, the “Work Product”), shall belong exclusively to Employer and shall, to the extent possible, be considered a work made for hire within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered a work made for hire owned exclusively by Employer, Employee hereby assigns to Employer all right, title, and interest worldwide in and to such Work Product at the time of its creation, without any requirement of further consideration. Upon request of Employer (and at Employer’s cost), Employee shall take such further actions and execute such further documents as Employer may deem necessary or desirable to further the purposes of this Agreement, including without limitation separate assignments of all right, title, and interest in and to all rights of copyright and all right, title, and interest in and to any inventions or patents and any reissues or extensions which may be granted therefore, and in and to any improvements, additions to, or modifications thereto, which Employee may acquire by invention or otherwise, the same to be held and enjoyed by Employer for its own use and benefit, and for the use and benefit of Employer’s successors and assigns, as fully and as entirely as the same might be held by Employee had this assignment not been made.

8.6.    Clearance Procedure for Proprietary Rights Not Claimed by Employer. In the event that Employee wishes to create or develop, other than on Employer’s time or using Employer’s resources, anything that may be considered Work Product but to which Employee believes Employee should be entitled to the personal benefit of, Employee agrees to follow the clearance procedure set forth in this Section. Before beginning any such work, Employee agrees to give Employer advance written notice and provide Employer with a sufficiently detailed written description of the work under consideration for Employer to make a determination regarding the work. Unless otherwise agreed in a writing signed by Employer prior to receipt, Employer shall have no obligation of confidentiality with respect to such request or description. Employer will determine in its sole discretion, within thirty (30) days after Employee has fully disclosed such plans to Employer, whether rights in such work will be claimed by Employer. If Employer determines that it does not claim rights in such work, Employer agrees to so notify Employee in writing and Employee may retain ownership of the work to the extent that such work has been expressly disclosed to Employer. If Employer fails to so notify Employee within such thirty (30) day period, then Employer shall be deemed to have agreed that such work is not considered Work Product for purposes of this Agreement. Employee agrees to submit for further review any significant improvement, modification, or adaptation that could reasonably be related to Employer’s Business so that it can be determined whether the improvement, modification, or adaptation relates to the business or interests of Employer. Clearance under this procedure does not relieve Employee of the restrictive covenants set forth in this Section 8.

8.7.    Non-Disparagement. For a period of ten (10) years after termination of Employee’s employment , Employee will not, directly or indirectly, as an individual or on behalf of a firm, corporation, partnership or other legal entity, intentionally, knowingly, or willingly make any comment that would reasonably be expected to be materially disparaging or negative to any other person or entity regarding Employer or MEDNAX or any of its affiliates, employees, officers and directors, Employee’s work conditions or circumstances surrounding Employee’s separation from Employer or otherwise impugn or criticize the name or reputation of Employer or MEDNAX, its affiliates, employees, officers or directors, orally or in writing. For a period of ten (10) years after termination of Employee’s employment, Employer and MEDNAX will not, directly or indirectly, intentionally, knowingly, or willingly make any comment that would reasonably be expected to be materially disparaging or negative to Employee, Employee’s work performance or circumstances surrounding Employee’s separation from Employer or otherwise impugn or criticize the name or reputation of Employee. This Section 8.7 shall not be violated by truthful testimony or statements made in the normal course of Employee’s employment or permitted competitive activities or by Employer or Employee in enforcing the terms of this Agreement.

8.8.    Review by Employee. Employee has carefully read and considered the terms and provisions of this Section 8, and having done so, agrees that the restrictions set forth in this Section 8 are fair and reasonably required for the protection of the interests of Employer. In the event that any term or provision set forth in this Section 8 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the parties hereto agree that such invalid or unenforceable term(s) or provision(s) may be severed from this Agreement without, in any manner, affecting the remaining portions hereof. Without limiting other possible remedies available to Employer, Employee agrees that injunctive or other equitable relief will be available to enforce the covenants set forth in this Section, such relief to be without the necessity of posting a bond. In the event that, notwithstanding the foregoing, any part of the covenants set forth in this Section shall be held to be invalid, overbroad, or unenforceable by an arbitration panel or a court of competent jurisdiction, the parties hereto agree that such invalid, overbroad, or unenforceable provision(s) may be modified or severed from this Agreement without, in any manner, affecting the remaining portions of this Section 8 (all of which shall remain in full force and effect). In the event that any provision of this Section 8 related to time period or areas of restriction shall be declared by an arbitration panel or a court of competent jurisdiction to exceed the maximum time period, area or activities such arbitration panel or court deems reasonable and enforceable, said time period or areas of restriction shall be deemed modified to the minimum extent necessary to make the geographic or temporal restrictions or activities reasonable and enforceable.

8.9.    Survival; Notice of Breach and Right to Cure.

If Employer reasonably believes that Employee has breached a provision of this Section 8, Employer shall provide prompt written notice thereof to Employee that explains such reasonably believed breach (the “Alleged Breach”). Employer agrees to work in good faith with Employee to provide Employee a reasonable opportunity to promptly cure such Alleged Breach. In the event that Employee, acting in good faith, promptly takes actions that would reasonably be expected to cure the Alleged Breach, including, with respect to a comment made by Employee that Employer reasonably believes is in breach of Section 8.7, by Employee retracting such comment, then Employee shall be deemed not to be in breach of this Section 8 with respect to the Alleged Breach. Employer and Employee further agree that Employee shall not be deemed to be in breach of any term of Section 8.4 or Section 8.7 unless such breach results in material harm to MEDNAX or Employer.

The provisions of this Section 8 shall survive the termination of this Agreement and Employee’s employment with Employer. In the event of a breach of this Section 8 by Employee, as finally determined pursuant to Section 11 hereof, Employer retains the right to terminate any continuing payments to Employee provided for in Section 5 of this Agreement. In the event of a breach of any provisions of this Section 8 by Employee, as finally determined pursuant to Section 11 hereof, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such breach commenced and ending when the activities constituting such breach shall have been finally terminated (unless Employer was aware of such breach and did not commence actions to cause Employee to cease his actions), in each case as finally determined pursuant to Section 11 hereof.

The provisions of this Section 8 are expressly intended to benefit and be enforceable by other affiliated entities of Employer, who are express third party beneficiaries hereof. Employee shall not assist others in engaging in any of the activities described in the foregoing restrictive covenants.

9.    Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by Employer or its affiliates to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments

(the “Parachute Payments”) within the meaning of Section 280G of the Code and, but for this Section 9, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(a)    Any such reduction shall be made in accordance with Section 409A and the following:

(i)    the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order; and

(ii)    all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order;

(iii)    all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and

(iv)    all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.

(b)    Any determination required under this Section 9 shall be made in writing in good faith by an independent accounting firm selected by Employee, subject to the approval of Employer which shall not be unreasonably withheld (the “Accountants”). Employer and Employee shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. For purposes of making the calculations and determinations required by this Section 9, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on Employer and Employee, absent manifest error. Employer shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 9. The Accountants shall Employee with its analysis as soon as practicable following Employee’s request and prior to the occurrence of any transaction which would result in the possibility of Covered Payments being made. Employer shall cooperate with the Employee in good faith in valuing, and the Accountants shall take into account the value of, services to be provided by the Employee (including the Employee agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations

(c)    It is possible that after the determinations and selections made pursuant to this Section 9, Employee will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 9 (“Overpayment”) or less than the amount intended or required to be provided after application of this Section 9 (“Underpayment”).

(i)    In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either Employer or Employee that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Employee shall pay any such Overpayment to Employer together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Employee’s receipt of the Overpayment until the date of repayment.

(ii)    In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by Employer to or for the benefit of Employee together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount should have otherwise been paid to Employee until the payment date.

11.    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof shall be finally determined by a single arbitrator, jointly selected by Employee and Employer, provided that if Employee and Employer are unable to agree upon a single arbitrator after reasonable efforts, the arbitrator shall be an impartial arbitrator selected by the American Arbitration Association. Each party hereto shall share equally the costs of the arbitrator, and the parties agree that the costs of arbitration shall not be subject to reapportionment by the arbitrator; provided, however, that if following a termination of Employee’s employment that follows or is within six (6) months prior to a Change in Control, Employee seeks arbitration to enforce the terms of this Agreement, Employer shall bear all costs associated with such arbitration, including but not limited to all costs of the arbitrator, and shall reimburse Employee on a monthly basis for his reasonable legal and other expenses, including all fees, incurred in connection with any such arbitration. The arbitration proceedings shall be held in Broward County, Florida, unless otherwise mutually agreed by the parties, and shall be conducted in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes then in effect. Judgment on the award rendered by the arbitration panel may be entered and enforced by any court having jurisdiction thereof. Any such arbitration shall be treated as confidential by all parties thereto, except as otherwise provided by law or as otherwise necessary to enforce any judgment or order issued by the arbitrators.

Notwithstanding anything herein to the contrary, if Employer or Employee shall require immediate injunctive relief, then the party shall be entitled to seek such relief in any court having jurisdiction, and if the party elects to do so, the other party hereby consents to the jurisdiction of the state and federal courts sitting in the State of Florida and to the applicable service of process. Employee and Employer hereby waive and agree not to assert, to the fullest extent permitted by applicable law, any claim that (i) they are not subject to the jurisdiction of such courts, (ii) they are immune from any legal process issued by such courts and (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. In the event that either party hereto brings suit seeking injunctive relief, the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other, whether such costs and fees are incurred in a court of original jurisdiction or one or more courts of appellate jurisdiction. Notwithstanding the foregoing, in the event that Employer brings suit against Employee seeking injunctive relief, Employer agrees to advance all of Employee’s reasonable legal and other expenses, including all fees, incurred by Employee in connection with such action, provided, however, that if Employer ultimately prevails in seeking injunctive relief, Employee shall reimburse Employer all such advanced legal fees and other expenses.

12.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida.

13.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:	If to Employee:

Mednax Services, Inc.	Mark Ordan
1301 Concord Terrace	Last known address on
Sunrise, FL 33323	Employer’s records.
Attention: General Counsel

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

14.    Benefits: Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable in connection with corporate acquisition transactions, assigns.

Notwithstanding the foregoing, Employee may not assign the rights or benefits hereunder without the prior written consent of Employer, other than in connection with Employee’s death.

15.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

16.    Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

17.    Damages. Nothing contained herein shall be construed to prevent Employer or Employee from seeking and recovering from the other damages sustained by either or both of them as a result of a breach of any term or provision of this Agreement.

18.    No Third Party Beneficiary. Except as provided in Section 8.9, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, Employee’s heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement which agreements or representations are not set forth expressly in this Agreement, and this Agreement supersedes any other employment agreement between Employer and Employee.

19.    Assignment. Upon notice to Employee, this Agreement may be assigned by Employer to an affiliate of Employer (with a sufficient net worth to perform the obligations hereunder) in connection with a corporate reorganization, restructuring, or similar corporate transaction, or to a successor to Employer in connection with a Change in Control.

20. Legal Fees. Employer shall reimburse Employee for his reasonable legal fees incurred in connection with the negotiation of this Agreement and the ancillary agreements.

The remainder of this page has been left blank intentionally.

IN WITNESS WHEREOF, the undersigned have executed this Agreement this 12th day of July, 2020, effective as of the Effective Date.

EMPLOYER:			EMPLOYEE:

MEDNAX SERVICES, INC.

By:	/s/ Dominic J. Andreano		By:	/s/ Mark S. Ordan
	Name:	Dominic J. Andreano		Mark S. Ordan
	Title:	EVP, General Counsel and Secretary

MEDNAX, INC.

By:	/s/ Dominic J. Andreano
	Name:	Dominic J. Andreano
	Title:	EVP, General Counsel and Secretary

[Signature Page to Employment Agreement]

EXHIBIT A

BUSINESS OF EMPLOYER

As of the date hereof, Employer, directly or through its affiliates, provides professional medical services and all aspects of practice management services in medical practice areas that include, but are not limited to, the following (collectively referred to herein as “Employer’s Business”):

(1) Neonatology, including hospital well baby care;

(2) Maternal-Fetal Medicine, including general obstetrics services;

(3) Pediatric Cardiology;

(4) Pediatric Intensive Care, including Pediatric Hospitalist Care;

(5) Newborn hearing screening services;

(6) Pediatric Surgery;

(7) Pediatric Emergency Medicine; and

(8) Radiology and Teleradiology.

References to Employer’s Business in this Agreement shall include such other medical service lines, practice management services and other businesses in which Employer is engaged during the Employment Period; provided, that to be considered a part of Employer’s Business, Employer must have engaged in such other service line, practice management service or other business at least six (6) months prior to the termination of Employee’s employment. For purposes of this Exhibit A, businesses of Employer shall include the businesses conducted by Employer’s subsidiaries, entities under common control and affiliates as defined under Rule 144 of the Securities Act of 1933, as amended. Such affiliates shall include the professional corporations and associations whose operating results are consolidated with Employer for financial reporting purposes, provided that for purposes of Section 8.2 and 8.3 of the Agreement, the term “affiliates” shall only mean the foregoing affiliates and subsidiaries. As used in the Agreement, the term “affiliate” shall exclude unrelated entities owned by an acquirer of Employer or MEDNAX.

Notwithstanding the foregoing, Employer acknowledges and agrees to the following exceptions and clarifications regarding the scope of Employer’s Business.

A.    Hospital Services. Employer and Employee acknowledge that, as of the date hereof, Employer does not currently operate hospitals, hospital systems or universities. Nevertheless, the businesses of hospitals, hospital systems and universities would be the same as Employer’s Business where such hospitals, hospital systems or universities provide or contract with others to provide some or all of the medical services included in Employer’s Business. Therefore, the parties desire to clarify their intent with respect to the limitations on Employee’s ability to work for or contract with others to provide services for a hospital, hospital system or university during the Employment Period and during the Restricted Period. Section 8.1 shall not be deemed to restrict Employee’s ability to work for a hospital, hospital system or university if the hospital, hospital system or university does not provide any of the medical services included in Employer’s Business. Furthermore, even if a hospital, hospital system or university provides medical services that are included in Employer’s Business, Employee may work for such hospital,

A-1

hospital system or university if Employee has no direct supervisory responsibility for or involvement in the hospital’s, hospital system’s or university’s provision of medical services that are Employer’s Business. For the avoidance of doubt, Employer and Employee agree that if Employee becomes the Chief Executive Officer of, or a member of the board of directors of, a university, a hospital system or health system, or other executive officer of similar level to the foregoing, that Employee shall not be in breach of the provisions of this Agreement. Finally, Employer agrees that Employee may hold direct supervisory responsibility for or be involved in the medical services of a hospital, hospital system or university that are included in Employer’s Business so long as such hospital, hospital system or university is located at least ten (10) miles from a medical practice owned or operated by Employer or its affiliate. Subject to paragraph B below, the provisions of this paragraph shall not apply to the extent that, after the date hereof, Employer enters into the business of operating a hospital or hospital system.

B.    De Minimus Exception. Employer agrees that a medical service line (other than those listed in items (1) through (8) above), practice management service or other business in which Employer is engaged shall not be considered to be a part of Employer’s Business if such medical service line, practice management service or other business constitutes less than three percent (3%) of Employer’s annual revenues.

C.    Divested Lines of Service. Employer agrees that any medical service line (including those listed in items (1) through (8) above), practice management or other business in which Employer is engaged that is divested pursuant to a disposition, sale of assets or equity, or otherwise after the Effective Date shall not be considered to be a part of Employer’s Business effective as of the effective date of such divestiture.

D.    Certain Ownership Interests. It shall not be deemed to be a violation of Section 8.1 for Employee to: (i) own, directly or indirectly, one percent (1%) or less of a publicly-traded entity that has a market capitalization of $1 billion or more; (ii) own, directly or indirectly, five percent (5%) or less of a publicly-traded entity that has a market capitalization of less than $1 billion; or (iii) own, directly or indirectly, less than ten percent (10%) of a privately-held business or company, if Employee is at all times a passive investor with no board representation, management authority or other special rights to control operations of such business or company.

A-2

EXHIBIT B

COMPENSATION

Base Salary: One Million US Dollars ($1,000,000).

Performance Bonus: Target of One Hundred and Fifty Percent (150%) of Employee’s Base Salary with a Maximum Bonus potential of Two Hundred Percent (200%) of Employee’s Base Salary, and opportunity for threshold bonus. Employee’s 2020 performance bonus shall be prorated (on a daily basis relative to 366) based on the Effective Date and payable at 150% of Employee’s Base Salary (as so prorated).

Equity Compensation: Employee’s initial 2020 equity compensation grant fair value amount shall be at least $5 million, consisting of $2 million in Restricted Stock and $3 million in performance stock options, and Employee’s equity compensation grant fair value amount for 2021 shall be at least $3.5 million and thereafter shall be an annual fair value amount of at least $3.5 million, subject to the approval of the Compensation Committee. The terms of the equity grants and the breakdown of performance and time-based awards shall be no less favorable than that provided for other senior executive officers of Employer, and shall be agreed upon by Employee and the Compensation Committee.

B-1

EXHIBIT C

MEDNAX, INC.

RESTRICTED STOCK AGREEMENT

FOR

Mark Ordan

(the “Recipient”)

1.

Grant of Restricted Stock. The Compensation Committee (the “Committee”) of the Board of Directors of MEDNAX, Inc. (the “Company”) has granted on July 12, 2020, the “Date of Grant”), to the Recipient, 113,314 shares of restricted common stock, par value $.01 per share, of the Company (collectively the “Restricted Stock”). The Restricted Stock shall be subject to the terms, conditions and restrictions set forth in this Agreement. The Restricted Stock was issued pursuant to the Company’s Amended and Restated 2008 Incentive Compensation Plan (the “Plan”), which is incorporated herein for all purposes. The Recipient hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

2.	Vesting of Restricted Stock.

The shares of Restricted Stock shall be fully vested on the Date of Grant.

3.	Delivery of Restricted Stock.

(a)

The Restricted Stock shall be issued in the name of the Recipient and held in electronic book entry format by the Company’s transfer agent until the date (the “Applicable Date”) on which the shares (or a portion thereof) subject to this Restricted Stock award become transferable or otherwise subject to disposition. All such Restricted Stock held by the Company’s transfer agent shall be deemed restricted and may not be sold, transferred, or disposed of until the earlier of (A) the fifth (5th) anniversary of the grant date (the “Anniversary Date”), (B) a Change in Control (as defined in Recipient’s employment agreement dated July 12, 2020 (the “Employment Agreement”), (C) Recipient’s termination of employment pursuant to Sections 4.2, 4.3, 4.4, or 4.6 of the Employment Agreement, or (D) Recipient’s termination of employment pursuant to Sections 4.1 or 4.5 of the Employment Agreement, in which case of this subsection (D) Recipient must own 100% of such shares until the earlier of (i) the twelve (12) month anniversary of Recipient’s termination, (ii) the Anniversary Date, or (iii) a Change in Control.

(b)

Until such shares become transferable or otherwise subject to disposition, the Recipient hereby irrevocably appoints the Secretary of the Company as his/her attorney-in-fact, with full power of appointment and substitution, to effectuate the transfer of the Restricted Stock (or assignment of distributions thereon) on the books and records of the Company in accordance with and as required to adhere to the restrictions set forth in this Agreement.

(c)

On or after each Applicable Date and subject to compliance with Section 7 below, upon written request to the Company by the Recipient, the Company shall promptly cause a certificate or certificates to be issued for and with respect to all shares, which certificate(s) shall be delivered to the Recipient as soon as administratively practicable after the date of receipt by the Company of the Recipient’s written request. The certificate(s) shall bear those legends and endorsements that the Company shall deem necessary or appropriate (including those relating to restrictions on transferability and/or obligations and restrictions under the Securities Laws).

4.	Rights with Respect to Restricted Stock.

(a)

Except as otherwise provided in this Agreement, the Recipient shall have, with respect to all of the shares of Restricted Stock, all of the rights of a holder of shares of common stock of the Company, including without limitation (i) the right to vote such Restricted Stock, (ii) the right to receive dividends, if any, as may be declared on the Restricted Stock from time to time, and (iii) the rights available to all holders of shares of common stock of the Company upon any merger, consolidation, reorganization, liquidation or dissolution, stock split-up, stock dividend or recapitalization undertaken by the Company; provided, however, that all of such rights shall be subject to the terms, provisions, conditions and restrictions set forth in this Agreement. Any shares of Stock issued to the Recipient as a dividend with respect to shares of Restricted Stock shall have the same status and bear the same legend as the shares of Restricted Stock and shall be held by the Company, if the shares of Restricted Stock that such dividend is attributed to is being so held, unless otherwise determined by the Committee. In addition, notwithstanding any provision to the contrary herein, any cash dividends declared with respect to shares of Restricted Stock subject to this Agreement shall be paid to the Recipient.

(b)

If at any time while this Agreement is in effect, there shall be any increase or decrease in the number of issued and outstanding shares of Stock of the Company through the declaration of a stock dividend or through any recapitalization, combination or exchange of such shares, then and in that event, the Board or the Committee shall make any adjustments it deems in good faith fair and appropriate, in view of such change, in the number of shares of Restricted Stock then subject to this Agreement, to preserve the intended economics of the Restricted Stock. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

(c)

Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Restricted Stock awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Restricted Stock and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the Restricted Stock includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6.

Non-Transferability of Shares. A Beneficiary or other person claiming any rights under the Plan or this Agreement from or through the Recipient shall be subject to all of the terms and conditions of the Plan and this Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

7.	Tax Matters.

(a)

The Company shall withhold such number of shares of Restricted Stock on the Grant Date having a fair market value (as determined by the Company) equal to the amount necessary to satisfy the Recipient’s federal, state or local taxes of any kind required by law (the “Tax Obligations”).

(d)

Tax consequences on the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the Restricted Stock (including without limitation the grant and the Tax Obligations) are the sole responsibility of the Recipient. The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters including the payment (or tax liability) obligations.

8.

Amendment, Modification & Assignment; Non-Transferability. This Agreement may only be modified or amended in a written document signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

9.

Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10.	Miscellaneous.

(a)

No Right to (Continued) Employment or Service. This Agreement and the grant of Restricted Stock hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b)

No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)

Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Restricted Stock hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)

No Trust or Fund Created. Neither this Agreement nor the grant of Restricted Stock hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)

Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida (without reference to the conflict of laws rules or principles thereof).

(f)

Interpretation. This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that the Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, this Agreement shall control. The Recipient accepts the Restricted Stock subject to all of the terms, provisions and restrictions of this Agreement and the Plan.

(g)

Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)

Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s General Counsel at 1301 Concord Terrace, Sunrise, FL 33323 or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of the Company to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)

Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(j)	Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

11.	Return of Value of Shares.

(a)

If the Recipient is a party to an Employment Agreement with the Company or any Related Entity and the Recipient violates in any material respect any non-competition, non-solicitation, or confidentiality agreement contained therein (and such violation is not cured within 30 days following written notice from the Company), then, in addition to any other remedy the Company may have, the Company may, in the sole discretion of the Committee, require the Recipient to pay to the Company, upon written demand, (i) if the Recipient is employed by the Company at the time of such violation, an amount equal to the aggregate Fair Market Value of the Shares of Restricted Stock that have vested during the period beginning on the date twelve months before such violation and ending on the date on which senior management of the Company acquires actual knowledge of such violation or (ii) if the Recipient is not employed by the Company at the time of such violation, an amount equal to the aggregate Fair Market Value of the Shares of Restricted Stock that have vested during the twelve months preceding the date on which the Recipient’s employment with the Company was terminated. The aggregate Fair Market Value of such Shares of Restricted Stock shall be determined with respect to each Share on the applicable vesting date for that Share pursuant to Section 2 hereof, without regard to any changes in the Fair Market Value that occurred after the vesting date.

(b)

Regardless of whether the Recipient is a party to an Employment Agreement with the Company or any Related Entity, in addition to any other remedy the Company may have, the Shares of Restricted Stock subject of this Agreement shall be subject to recoupment by the Company if the Recipient is subject to any recoupment or clawback policy of the Company in effect on or after the date hereof (a “Clawback Policy”) or any law, rule or regulation which imposes mandatory recoupment. Recipient acknowledges that, as of the date hereof, the Company has adopted the Clawback Policy set forth on Appendix A attached hereto and agrees to comply therewith and with any proper demand of the Company, the Board or Committee made pursuant thereto to enforce or otherwise comply with such Clawback Policy.

To enforce the provisions of Section 11 the Company may (i) cause the cancellation of Restricted Stock, (ii) require Recipient to return to the Company the Shares of Restricted Stock, (iii) require reimbursement of any benefit under the Restricted Stock granted to the Recipient, (iv) require the Recipient to pay to the Company the value realized by the Recipient from the sale or other disposition of the Shares of Restricted Stock and (v) effect any other right of recoupment or legal remedy with respect to equity or other compensation provided under the Plan or otherwise, in all cases, in accordance with and to the extent required by any Clawback Policy applicable to the Recipient. Additionally, the Company may require that, and the Recipient shall, repay to the Company certain previously paid compensation, either provided under the Plan or an award agreement or otherwise, in accordance with any Clawback Policy.

By accepting the Restricted Stock granted hereunder, the Recipient agrees to be bound by any existing or future Clawback Policy adopted by the Board or the Committee, or any amendments to any Clawback Policy that may from time to time be made by the Board or the Committee in their discretion or as any law, rule or regulation which imposes recoupment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first written above.

MEDNAX, Inc.

By:
Name:	Dominic J. Andreano
Title:	EVP, General Counsel and Secretary

Agreed and Accepted:

Recipient:
Mark S. Ordan

APPENDIX A

Clawback Policy

The following policy is excerpted from the MEDNAX, Inc. Corporate Governance Principles:

Recoupment of Incentive Compensation. In the event of a restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct, the result of which is that any incentive compensation (as defined below) that was based on such noncompliant financial statements and received during the three year period preceding the date on which the Board of Directors or a duly authorized committee thereof determines that the Company is required to prepare such restatement would have been a lower amount had it been based on such restated financial statements, a committee consisting of non-management members of the Board of Directors established by the Board of Directors in its discretion in light of the circumstances, which may be the Audit Committee of the Board of Directors (any such committee, the “Independent Director Committee”), shall review such incentive compensation.

If the Independent Director Committee determines that the amount of any such incentive compensation actually paid or awarded to an executive officer (the “Awarded Compensation”) would have been a lower amount had it been calculated based on such restated financial statements (the “Actual Compensation”) and such executive officer engaged in Improper Conduct (as defined below) that materially contributed to the need for such restatement, then the Independent Director Committee shall, except as provided below, seek to recover for the benefit of the Company the after-tax portion of the difference between the Awarded Compensation and the Actual Compensation (such difference, the “Excess Compensation”).

In determining the after-tax portion of the Excess Compensation, the Independent Director Committee shall take into account its good faith estimate of the value of any tax deduction available to the executive officer in respect of such repayment.

The Independent Director Committee may determine not to seek recovery to the extent it finds (i) that to do so would be inappropriate or unreasonable or (ii) that it would be better for the Company not to do so. In making such determination, the Independent Director Committee shall take into account such considerations as it deems appropriate, including, without limitation, (A) the position held by the executive officer at the time of the material non-compliance, (B) the conduct of the executive officer with respect to any such material non-compliance, (C) the likelihood of success under governing law versus the cost and effort involved, (D) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (E) the passage of time since the occurrence of the act in respect of the material non-compliance, (F) any pending legal proceeding relating to the applicable non-compliance and (G) whether the executive officer’s employment with the Company has terminated.

Before the Independent Director Committee determines to seek recovery pursuant to this policy, it shall provide to the applicable executive officer written notice and the opportunity to be heard, at a meeting of the Independent Director Committee (which may be in-person or telephonic, as determined by the Independent Director Committee).

If the Independent Director Committee determines to seek a recovery pursuant to this policy, it shall make a written demand for repayment from the executive officer and, if the executive officer does not within a reasonable period tender repayment in response to such demand, and the Independent Director Committee determines that he or she is unlikely to do so, the Independent Director Committee may seek a court order against the executive officer for such repayment.

For the purposes of this policy, (i) the term “executive officer” has the meaning given to that term in the Securities Exchange Act of 1934, as amended; (ii) the term “incentive compensation” means all bonuses, other incentive compensation and equity compensation awarded to each of the Company’s executive officers, the amount, payment and/or vesting of which was calculated based wholly or in part on the application of objective financial performance criteria measured during any part of the period covered by the restatement and set forth in or reflected in the Company’s financial statements subject to the restatement; and (iii) “Improper Conduct” shall mean willful commission of an act of fraud, dishonesty or recklessness in the performance of a person’s duties.

This policy shall apply to incentive compensation awards granted on or after January 1, 2014.

2

EXHIBIT D

MEDNAX, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

FOR

Mark Ordan

(the “Optionee”)

1.    Grant of Option. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MEDNAX, Inc. (the “Company”) has granted on July 12, 2020 (“Date of Grant”), to the Optionee an option (the “Option”) to purchase up to 550,331 shares of the Company’s Common Stock, $.01 par value per share (the “Shares”), at an exercise price per share equal to $17.65 (the “Exercise Price”). The Option shall be subject to the terms and conditions set forth in this Agreement. The Option was issued pursuant to the Company’s Amended and Restated 2008 Incentive Compensation Plan, as may be amended from time to time (the “Plan”), which is incorporated herein for all purposes. The Option is a Nonqualified Stock Option, and not an Incentive Stock Option. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

2.    Vesting and Exercisability; Expiration.

Except as otherwise provided herein with respect to an earlier expiration date, the Option will expire and be of no further effect on the ninetieth (90th) day (the “Expiration Date”) after the third anniversary of the Date of Grant (the “Performance End Date”).

The Option shall become vested on the first anniversary of the Date of Grant so long as the Optionee remains in Continuous Service from the Date of Grant through such first anniversary (such service vesting requirement referred to herein as the “Service Vesting Requirement”), except as otherwise provided herein. The Option may only be exercised, however, after the Optionee has satisfied the Service Vesting Requirement and only if and to the extent the Option has become exercisable due to satisfaction of the stock price hurdle requirements (“Price Hurdle Requirement”) during the Optionee’s Continuous Service as follows, except as otherwise provided herein:

The Option shall be exercisable with respect to 175,747 Shares if and when the Company stock price on the NYSE closes at $22 per Share (or above) for any 40 consecutive trading days before the Performance End Date.

The Option shall be exercisable with respect to 181,160 Shares if and when the Company stock price on the NYSE closes at $25 per Share (or above) for any 40 consecutive trading days before the Performance End Date.

The Option shall be exercisable with respect to 193,424 Shares if and when the Company stock price on the NYSE closes at $29 per Share (or above) for any 40 consecutive trading days before the Performance End Date.

The Share price targets shall be subject to adjustment by the Committee due to changes in capitalization or other transactions as described in Section 10(c) of the Plan.

If a Change in Control occurs, then the 40 consecutive trading days requirement of the foregoing Price Hurdle Requirements is waived but the stock price still must be achieved for the applicable portion of the Option to become exercisable as of immediately before and contingent upon the Change in Control.

If the Price Hurdle Requirement for any one-third tranche is not achieved by the Performance End Date, then such applicable portion of the Option is cancelled for no consideration. Notwithstanding the foregoing, the Committee shall have discretion to determine a performance tranche achieved if the specific requirements above have not been met.

If the Optionee’s Continuous Service terminates due to death, Disability, termination by the Company without Cause or by the Optionee with Good Reason (as those terms are defined in the Optionee’s employment agreement with the Company), then the vested and exercisable portion of the Option as of the Optionee’s termination date will remain exercisable until the earlier of the one year anniversary of such termination or the Expiration Date. Additional portions of the Option may become vested and exercisable as provided below.

If the Optionee’s Continuous Service terminates due to voluntary termination by the Optionee without Good Reason, then the vested and exercisable portion of the Option as of the Optionee’s termination date will remain exercisable until the earlier of the thirtieth (30th) day after such termination or the Expiration Date.

If the Optionee’s Continuous Service terminates due to death, Disability, termination by the Company without Cause or by the Optionee with Good Reason before a Change in Control and before either the Service Vesting Requirement or all of the Price Hurdle Requirements are achieved, then the Option will remain outstanding with respect to the portions thereof for which the Price Hurdle Requirement has not been achieved until the earlier of the one year anniversary of such termination date or the Expiration Date but will become exercisable if and to the extent any of such Price Hurdle Requirements are achieved before such expiration.

Unless otherwise provided herein, upon the termination of the Optionee’s Continuous Service, any portion of the Option which is not yet vested and/or exercisable shall automatically and without notice terminate and be null and void. Upon termination of the Optionee’s Continuous Service by the Company for Cause, the Option shall immediately terminate for no consideration, whether vested or exercisable.

If, upon a Change in Control, the Service Vesting Requirement has not been achieved but the Price Hurdle Requirement has been achieved with respect to all or a portion of the Option, and the Optionee continues in employment with a successor company that is publicly-listed and the Option is converted into a successor option, then the Service Vesting Requirement will be deemed achieved upon termination of the Optionee’s Continuous Service by the Company or successor without Cause or by the Optionee for Good Reason. If a successor is privately held, and the Price Hurdle Requirement has been achieved with respect to all or a portion of the Option, then the Service Vesting Requirement will be deemed achieved immediately before and contingent upon the Change in Control.

The Expiration Date shall be tolled while the Optionee cannot exercise the Option because such an exercise would violate an applicable Federal, state, local, or foreign law, provided that the period during which the Option may be exercised is not extended more than 30 days after the exercise of the Option first would no longer violate an applicable Federal, state, local, or foreign law.

3.    Method of Exercise. The vested and exercisable portion of this Option shall be exercisable in whole or in part in accordance with Section 2 hereof by written notice, in a form approved by the Company, which notice shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail or facsimile to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price or arrangements in place, which are satisfactory to the Company, for such payment, which are set forth in paragraph 4 below. This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price or satisfactory arrangements in place for payment of the Exercise Price and (b) arrangements that are satisfactory to the Company in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements. No Shares will be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

4.    Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; (c) pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares sufficient to pay the Exercise Price and any applicable income or employment taxes; or (d) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

5.    Non-Transferability. The Option shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Optionee to any party (other than the Company or any Related Entity), or assigned or transferred by the Optionee otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of the Optionee, and during the lifetime of the Optionee, the Option only may be exercisable by the Optionee or his or her guardian or legal representative; except that the Option may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Optionee, and may be exercised by such transferees in accordance with the terms of this Agreement, but only if and to the extent such transfers are permitted by the Committee (and subject to any terms and conditions which the Committee may impose thereon). A Beneficiary or other person claiming any rights under the Plan or this Agreement from or through the Optionee shall be subject to all of the terms and conditions of the Plan and this Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

6.    No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

7.    Amendment, Modification & Binding Effect. This Agreement may only be modified or amended in a written document signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. The rights and obligations created hereunder shall be binding on the Optionee and his heirs and legal representatives and on the successors and assigns of the Company.

8.    Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

9.    Miscellaneous.

(a)    No Right to (Continued) Employment or Service. This Agreement and the grant of the Option hereunder shall not confer, or be construed to confer, upon the Optionee any right to employment or service, or continued employment or service with the Company or any Related Entity.

(b)    No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)    Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of the Option hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)    No Trust or Fund Created. Neither this Agreement nor the grant of the Option hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Optionee or any other person. To the extent that the Optionee or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)    Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida (without reference to the conflict of laws, rules or principles thereto).

(f)    Interpretation. This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, this Agreement shall control. The Optionee accepts the Option subject to all of the terms and provisions of the Plan and this Agreement.

(g)    Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)    Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s General Counsel at the Company’s principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of the Company to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)    Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(j)    Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

10.    Return of Option Gains. In consideration for the Company’s grant of this Option to the Optionee, and for the valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Optionee agrees to the following:

(a)    If the Optionee is a party to an Employment Agreement with the Company or any Related Entity and the Optionee violates in any material respect any non-competition, non-solicitation, or confidentiality agreement contained therein (and such violation is not cured within 30 days following written notice from the Company), then, in addition to any other remedy the Company or the Related Entity may have, the Company may, in the sole discretion of the Committee, require the Optionee to pay to the Company, upon written demand, (i) if the Optionee is employed by the Company at the time of such violation, an amount equal to Optionee’s aggregate Option Gains during the period beginning on the date twelve months before such violation and ending on the date on which senior management of the Company acquires actual knowledge of such violation or (ii) if the Optionee is not employed by the Company at the time of such violation, an amount equal to the Optionee’s aggregate Option Gains during the twelve months preceding the date on which the Optionee’s employment with the Company was terminated. For the purposes of this Agreement, “Option Gains” shall mean (i) the Fair Market Value of a Share on the date of exercise during the relevant period less the Exercise Price, multiplied by (ii) the number of Shares that the Optionee purchased as a result of the exercise of the Option. No regard shall be given to any changes in the Fair Market Value of a Share that occurred after the date of exercise.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement effective as of the date first written above.

MEDNAX, Inc.

By:
Dominic J. Andreano
EVP, General Counsel and Secretary

Agreed and Accepted:

Optionee:
Mark S. Ordan

EXHIBIT E

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.    Mark Ordan (“Employee”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 5.[ ] of that certain Employment Agreement, dated as of July 12, 2020, by and between Employee and Employer, to which this release is attached as Exhibit E (the “Employment Agreement”), does hereby release and forever discharge                      (“Employer”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with Employer, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown arising as a result of events occurring through the date hereof, including, but not limited to, all claims under any laws applicable to Employee’s employment, whether for discrimination, harassment, retaliation, claims relating to or in connection with Employee’s employment or termination thereof, claims for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Employee acknowledges that Employer encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages Employee to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that he may have as of the date hereof. Employee further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights to receive any payments or benefits which may be due Employee pursuant to Section 5.[    ] of the Employment Agreement, or under any of Employer’s employee benefit or incentive compensation plans, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Employee may have as a former officer or director of Employer or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by Employer or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities or equity awards of Employer or MEDNAX.

2.    Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims , and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”).

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3.    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or any other agreement between Employer and Employee shall prevent Employee from filing a charge, sharing information and communicating in good faith, without prior notice to Employer, with any federal government agency having jurisdiction over Employer or its operations, and cooperating in any investigation by any such federal government agency; However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made relating to claims that would otherwise be released pursuant to paragraph 1 above, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

4.    Employee hereby acknowledges that Employer has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Employee also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to Employer.

5.    Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

6.    Employee acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

7.    This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims unless Employee’s written revocation is delivered to Employer within seven (7) days after such execution.

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